CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 19, 2016 on the financial statements and financial highlights of Touchstone Strategic Trust (comprising, respectively, the Touchstone Dynamic Equity Fund, Touchstone Dynamic Diversified Income Fund, Touchstone Controlled Growth with Income Fund and Touchstone Dynamic Global Allocation Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015, in Post-Effective Amendment Number 133 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 27, 2016